THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "1933 ACT"), NOR REGISTERED UNDER ANY STATE SECURITIES LAW, AND ARE "RESTRICTED SECURITIES" AS THAT TERM IS DEFINED IN RULE 144 UNDER THE 1933 ACT. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.

AGREEMENT FOR THE EXCHANGE OF COMMON STOCK

         AGREEMENT made this 25th day of July, 2000, by and between AutoFund Servicing, Inc., a Nevada corporation (the "ISSUER") and the individuals listed in Exhibit A attached hereto, (the "SHAREHOLDERS"), which SHAREHOLDERS own all of the issued and outstanding shares of AutoFund Servicing, Inc., a Texas corporation ("PRIVATE COMPANY")

In  consideration  of  the  mutual  promises,   covenants,  and  representations
contained herein, and other good and valuable consideration,

         THE PARTIES HERETO AGREE AS FOLLOWS:

         1. EXCHANGE OF SECURITIES. The ISSUER has 2,000,000 shares outstanding. Subject to the terms and conditions of this Agreement, the ISSUER agrees to issue to SHAREHOLDERS, 18,000,000 shares of the common stock of ISSUER, $0.001 par value from its treasury so as the amount of shares then issued would be equal to 90% of the combined total of 20,000,000 outstanding shares (the "Shares"), in exchange for 100% of the issued and outstanding shares of the PRIVATE COMPANY, such that the PRIVATE COMPANY shall become a wholly owned subsidiary of the ISSUER.

         2. REPRESENTATIONS AND WARRANTIES ISSUER represents and warrants to SHAREHOLDERS and the PRIVATE COMPANY the following:

         i. Organization ISSUER is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and has all necessary corporate powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in the State of Nevada. All actions taken by the Incorporators, directors and shareholders of ISSUER have been valid and in accordance with the laws of the State of Nevada.

         ii. Capital. The authorized capital stock of ISSUER consists of 50,000,000 shares of common stock, $0.001 par value, of which 2,000,000 are issued and outstanding and 1,000,000 preferred shares at $0.001 par value. All of the outstanding shares were fully paid and non assessable, free of liens, encumbrances, options, restrictions and legal or equitable rights, warrants, convertible securities, or other agreements or commitments obligating ISSUER to issue or to transfer from treasury any additional shares of its capital stock. All of the shareholders of ISSUER have valid title to such shares in a lawful transaction and in accordance with the laws of the State of Nevada.

         iii. Financial Statements. Annexed hereto as Exhibit B to this Agreement are the audited financial statements of ISSUER as of July 24, 2000.
The financial statements have been prepared in accordance with generally accepted accounting principles consistently followed by ISSUER throughout the periods indicated, and fairly present the financial position of ISSUER as of the date of the balance sheet in the financial statements, and the results of its operations for the periods indicated.

         iv. Absence of Changes. Since the date of the financial statements, there has not been any change in the financial condition or operations of ISSUER, except changes in the ordinary course of business, which changes have not in the aggregate been materially adverse.

         v. Assets and Liabilities. ISSUER does not have any debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected on the ISSUERS' financial statement. ISSUER is not aware of any pending, threatened or asserted claims, lawsuits or contingencies involving ISSUER or its common stock. There is no dispute of any kind between ISSUER and any third party, and no such dispute will exist at the closing of this Agreement. ISSUER has no assets. At closing, ISSUER will be free from any and all liabilities, liens, claims and/or commitments and will continue to have no assets.

         vi. Ability to Carry Out Obligations. ISSUER has the right, power, and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by ISSUER and the performance by ISSUER of its obligations hereunder will not cause, constitute with or result in (a) any breach or violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which ISSUER or its shareholders are a party, or by which they may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would cause ISSUER to be liable to any party, or (c) an event that would result in the creation or imposition or any lien, charge or encumbrance on any asset or ISSUER or on the securities of ISSUER to be acquired by SHAREHOLDERS.

         vii. Full Disclosure None of representations and warranties made by the ISSUER, or in any certificate or memorandum furnished or to be furnished by the ISSUER, contains or will contain any untrue statement of a material fact, or omit any material fact the omission of which would be misleading.

         viii. Contract and Leases. ISSUER is not currently carrying on any business and is not a party to any contract, agreement or lease. No person holds a power of attorney from ISSUER.

         ix. Compliance with Laws. ISSUER has complied with, and is not in violation of any federal, state, or local statute, law, and/or regulation pertaining to ISSUER. ISSUER has complied with all federal and state securities laws in connection with the issuance, sale and distribution of its securities.

         x. Litigation ISSUER is not (and has not been) a party to any suit, action, arbitration, or legal, administrative, or other proceeding, or pending governmental investigation. To the best knowledge of the ISSUER, there is no basis for any such action or proceeding and no such action or proceeding is threatened against ISSUER and ISSUER is not subject to or in default with respect to any order, writ, injunction, or decree of any contract, guarantee obligations of any third party, or (6) enter into any other transaction.

         xi. Conduct of Business Prior to the closing, ISSUER shall conduct its business in the normal course, and shall not (1) sell, pledge, or assign any assets (2) amend its Articles of Incorporation or Bylaws, (3) declare dividends, redeem or sell stock or other securities, (4) incur any liabilities, (5) acquire or dispose of any assets, enter into any contract, guarantee obligations of any third party, or (6) enter into any other transaction.

         xii. Documents. All minutes, consents or other documents pertaining to ISSUER to be delivered at closing shall be valid and in accordance with the laws of the State of Nevada.

         xiii. Title The Shares to be issued to SHAREHOLDERS will be, at closing, free and clear of all liens, security interests, pledges, charges, and claims of any kind. None of such Shares are or will be subject to ant voting trust or agreement. No person holds or has the right to receive any proxy or similar instrument with respect to such shares, except as provided in this Agreement, the ISSUER is not a party to any agreement which offers or grants to any person the right to purchase or acquire any of the securities to be issued to SHAREHOLDERS. There is no applicable local, state or federal law, rule, regulation, or decree which would, as a result of the issuance of the Shares to SHAREHOLDERS, impair, restrict or delay SHAREHOLDERS' voting rights with respect to the Shares.

3. SHAREHOLDERS and PRIVATE COMPANY represent and warrant to ISSUER the following:

         i. Organization. AutoFund Servicing, Inc., is a Texas corporation ("PRIVATE COMPANY") duly organized, validly existing, and in good standing under the laws of the state of Texas, has all necessary corporate powers to own properties and carry on a business, and is duly qualified to do business and is in good standing with the State of Texas. All actions taken by the Incorporates, directors and shareholders of the PRIVATE COMPANY have been valid and in accordance with the laws of the state of Texas.

         ii. Shareholders and issued Stock. Exhibit A annexed hereto sets forth the names and share holding of 100% of PRIVATE COMPANY shareholders.

         iii. Counsel SHAREHOLDERS and the PRIVATE COMPANY represent and warrant prior to closing, that they are represented by independent counsel or have had the opportunity to retain independent counsel to represent them in this transaction.

4. INVESTMENT INTENT. SHAREHOLDERS agree that the Shares being issued pursuant to this Agreement may be sold, pledged, assigned, hypothecate or otherwise transferred, with or without consideration (a "Transfer"), only pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of ISSUER. SHAREHOLDERS agrees to, prior to any Transfer, to give written notice to ISSUER expressing his desire to effect the transfer and describing the proposed transfer.

5. CLOSING. The closing of this transaction shall take place via telephone. Unless the closing of this transaction takes place on or before forty-five days from the signing of this agreement, then either party may terminate this Agreement.

6.  DOCUMENTS TO BE DELIVERED AT CLOSING

I.       By the ISSUER:
         --------------
                    (1) Board of Directors Minutes authorizing the issuance of a certificate(s) for 18,000,000 Shares registered in the names if the SHAREHOLDERS equal to their pro-rata holdings in the PRIVATE COMPANY.
                    (2)  The resignation of all officers of ISSUER.
                    (3) A Board of Directors resolution appointing such person as SHAREHOLDERS designate as a director(s) if ISSUER.
                    (4) The resignation of all the directors of ISSUER, except that of SHAREHOLDERS' designee(s), dated subsequent to the resolution described in 3, above.
                    (5) Audited financial statements of ISSUER, which shall include a balance sheet and statements of operations, stockholders equity and cash flows for the twelve month period then ended.
                    (6) All of the business and corporate records of ISSUER, including but not limited to correspondences files, bank statements, checkbooks, savings account books, minutes of shareholder and directors meetings, financial statements, shareholder listings, stock transfer records, agreements and contracts.

II.      By SHARE HOLDERS AND PRIVATE COMPANY
         ------------------------------------

                    (1) Delivery to the ISSUER, or to its Transfer Agent, the certificates representing 1000% of the issued and outstanding stock of the PRIVATE COMPANY.
                    (2) Consents signed by all the shareholders of the PRIVATE COMPANY consenting to the terms of this Agreement.

7. REMEDIES. Any controversy or claim arising out of, or relating to, this Agreement, or the making, performance, or interpretation thereof, shall be settled by arbitration in the state of Nevada in accordance with the Rules of the American Arbitration Association then existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy.

8.       MISCELLANEOUS.

         i. Captions and Headings. The Articles and paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

         ii. No Oral Change. This Agreement and any provision hereof, may not be waived, changed, modified, or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

         iii. Non Waiver. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (1) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions, (2) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure, and (3) no waiver by any party of one breach or by another party shall be construed as a waiver with respect to any other or subsequent breach.

         iv. Time of Essence. Time is of the essence of this Agreement and of each and every provision hereof.


         v. Entire Agreement This Agreement contains the entire Agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings.

         vi. Counterparts This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         vii. Notices. All notice, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed. And by fax, as follows:

         ISSUER: with principal address at 1800 East Sahara Suite 107 Las Vegas, Nevada 89104

         PRIVATE COMPANY: 3201 Cherry Ridge Drive, Suite #314, San Antonio, Texas 78230

         IN WITNESS WHEREOF, intending to be bound, the parties hereto have duly executed this Agreement effective as of the date set forth in the beginning of this Agreement (the "effective date").

     ISSUER                                          PRIVATE COMPANY
     AutoFund Servicing, Inc.                        AutoFund Servicing, Inc.
     A Nevada Corporation                            A Texas Corporation

     Original Signature on File                      Original Signature on File
     --------------------------                      --------------------------
     James D.Haggard/President                       James D. Haggard/President

AGREEMENT FOR THE EXCHANGE OF COMMON STOCK
Exhibit A

         ATTACHMENT SIGNED BY SHAREHOLDERS OF PRIVATE COMPANY

AutoFund Servicing, Inc.  total shares issued:   750,000
                                                 -------


Shareholders (type or print);


1.       Name:    James D. Haggard        Signature: Original Signature on File
                  ----------------                  ---------------------------
         Address: 3201 Cherry Ridge Dr., Suite 314, San Antonio, TX 78230
                  -------------------------------------------------------